UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.             )*

                         PIPER JAFFRAY COMPANIES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $1.00 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                724-081-104
                       ---------------------------------
                               (CUSIP Number)

 Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




 SEC 1745 (2/92)

CUSIP NO.   724-081-104                   13G                 PAGE 2 of 9 Pages
            -----------                                            -    -

------------------------------------------------------------------------------
[1]      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

               Carl Marks Management Company, L.P.
------------------------------------------------------------------------------
[2]      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]
------------------------------------------------------------------------------
[3]      SEC ONLY
------------------------------------------------------------------------------
[4]      CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------------------------------------------------------
                                    [5]  SOLE VOTING POWER
                                              902,600 shares**
         NUMBER OF                  ------------------------------------------
          SHARES                    [6]  SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   ------------------------------------------
           EACH                     [7]  SOLE DISPOSITIVE POWER
         REPORTING                            902,600 shares**
          PERSON                    ------------------------------------------
           WITH                     [8]  SHARED DISPOSITIVE POWER
                                           --
------------------------------------------------------------------------------
[9]      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
             902,600 shares**
------------------------------------------------------------------------------
[10]     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

------------------------------------------------------------------------------
[11]     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.2%**
------------------------------------------------------------------------------
[12]     TYPE OF REPORTING PERSON*
              IA, PN
------------------------------------------------------------------------------

SEC 1745 (2/92)      *SEE INSTRUCTION BEFORE FILLING OUT!
**Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO.   724-081-104                   13G                 PAGE 3 of 9 Pages
            -----------                                            -    -

------------------------------------------------------------------------------
[1]      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

               Andrew M. Boas
------------------------------------------------------------------------------
[2]      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]
------------------------------------------------------------------------------
[3]      SEC ONLY
------------------------------------------------------------------------------
[4]      CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
------------------------------------------------------------------------------
                                    [5]  SOLE VOTING POWER

         NUMBER OF                  ------------------------------------------
          SHARES                    [6]  SHARED VOTING POWER
       BENEFICIALLY                        1,077,500 shares**
         OWNED BY                   ------------------------------------------
           EACH                     [7]  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    ------------------------------------------
           WITH                     [8]  SHARED DISPOSITIVE POWER
                                           1,077,500 shares**
------------------------------------------------------------------------------
[9]      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
            1,077,500 shares**
------------------------------------------------------------------------------
[10]     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

------------------------------------------------------------------------------
[11]     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.1%**
------------------------------------------------------------------------------
[12]     TYPE OF REPORTING PERSON*
              HC, IN
------------------------------------------------------------------------------

SEC 1745 (2/92)      *SEE INSTRUCTION BEFORE FILLING OUT!
**Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO.   724-081-104                   13G                 PAGE 4 of 9 Pages
            -----------                                            -    -

------------------------------------------------------------------------------
[1]      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

               Robert C. Ruocco
------------------------------------------------------------------------------
[2]      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]
------------------------------------------------------------------------------
[3]      SEC ONLY
------------------------------------------------------------------------------
[4]      CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
------------------------------------------------------------------------------
                                    [5]  SOLE VOTING POWER

         NUMBER OF                  ------------------------------------------
          SHARES                    [6]  SHARED VOTING POWER
       BENEFICIALLY                         1,077,500 shares**
         OWNED BY                   ------------------------------------------
           EACH                     [7]  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    ------------------------------------------
           WITH                     [8]  SHARED DISPOSITIVE POWER
                                            1,077,500 shares**
------------------------------------------------------------------------------
[9]      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
             1,077,500 shares**
------------------------------------------------------------------------------
[10]     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

------------------------------------------------------------------------------
[11]     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             6.1%**
------------------------------------------------------------------------------
[12]     TYPE OF REPORTING PERSON*
              HC, IN
------------------------------------------------------------------------------

SEC 1745 (2/92)      *SEE INSTRUCTION BEFORE FILLING OUT!
**Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO.   724-081-104                   13G                 PAGE 5 of 9 Pages
            -----------                                            -    -

------------------------------------------------------------------------------
[1]      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

               Martin J. Whitman
------------------------------------------------------------------------------
[2]      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]
------------------------------------------------------------------------------
[3]      SEC ONLY
------------------------------------------------------------------------------
[4]      CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
------------------------------------------------------------------------------
                                    [5]  SOLE VOTING POWER
                                            688,600 shares
         NUMBER OF                  ------------------------------------------
          SHARES                    [6]  SHARED VOTING POWER
       BENEFICIALLY                         1,077,500 shares**
         OWNED BY                   ------------------------------------------
           EACH                     [7]  SOLE DISPOSITIVE POWER
         REPORTING                          688,600 shares
          PERSON                    ------------------------------------------
           WITH                     [8]  SHARED DISPOSITIVE POWER
                                            1,077,500 shares**
------------------------------------------------------------------------------
[9]      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
             1,766,100 shares**
------------------------------------------------------------------------------
[10]     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

------------------------------------------------------------------------------
[11]     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.1%**
------------------------------------------------------------------------------
[12]     TYPE OF REPORTING PERSON*
              HC, IN
------------------------------------------------------------------------------

SEC 1745 (2/92)      *SEE INSTRUCTION BEFORE FILLING OUT!
**Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO.   724-081-104                   13G                 PAGE 6 of 9 Pages
            -----------                                            -    -



 ITEM 1(a)       NAME OF ISSUER:
                 --------------

                 Piper Jaffray Companies, Inc. (the "Company")

 ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 -----------------------------------------------

                 222 South Ninth St., Minneapolis, Minnesota 55402-3804

 ITEM 2(a)       NAME OF PERSON FILING:
                 ---------------------

                 This Schedule is being jointly filed by Carl Marks Management Company, L.P., a registered investment adviser ("CMMC"), and the three individual general partners of CMMC, Messrs. Andrew
                 M. Boas ("Boas"), Robert C. Ruocco ("Ruocco") and Martin J. Whitman ("Whitman"). Attached hereto as Exhibit 99.1 is a copy of the joint Schedule 13G filing agreement among the reporting persons. Whitman previously filed a Schedule 13D, dated September 2, 1994, with respect to certain shares of Common Stock reported herein; such ownership will hereafter be reported on Schedule 13G in lieu of 13D.

 ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 ------------------------------------

                 The principal business office of each of the reporting persons is as follows:

                 CMMC, BOAS AND RUOCCO:
                 ---------------------
                 135 E. 57th Street
                 New York, New York 10022

                 WHITMAN
                 -------
                 767 Third Avenue, Fifth Floor
                 New York, New York  10017

ITEM 2(c)        CITIZENSHIP:
                 -----------

                 The citizenship or place of organization of each of the reporting persons is as follows:

                     CMMC
                     ----
                     A Delaware limited partnership.

                     MESSRS. BOAS, RUOCCO AND WHITMAN
                     --------------------------------
                     U.S. Citizens.

 ITEM 2(D)       TITLE OF CLASS OF SECURITIES:
                 ----------------------------

                 Common Stock, par value $1.00 per share.

                                                              PAGE 7 of 9 Pages
                                                                   -    -


 ITEM 2(e)       CUSIP NUMBER:

                 724-081-104

 ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                 (a) [ ] Broker or Dealer registered under Section 15 of the
                         Act
                 (b) [ ] Bank as defined in section 3(a)(6) of the Act
                 (c) [ ] Insurance Company as defined in section 3(a)(19)
                         of the Act
                 (d) [ ] Investment Company registered under section 8 of the
                         Investment Company Act
                 (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940 (CMMC)
                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
                 (g) [x] Parent Holding Company, in accordance with section
                         240.13d-1(b)(ii)(G) (Note: See Item 7) (Boas, Ruocco and Whitman)
                 (h) [ ] Group, in accordance with section 240.13d-
                         1(b)(1)(ii)(H)

 ITEM 4          OWNERSHIP:
 ------          ---------

                 CMMC
                 ----
                 (a)  Amount Beneficially Owned:               902,600 shares
                 (b)  Percent of Class:                                  5.2%
                 (c)  Number of shares as to which such
                      person has:
                      (i)    sole power to vote or to direct
                             the vote:                         902,600 shares
                      (ii)   shared power to vote or to
                             direct the vote:                            None
                      (iii)  sole power to dispose or to
                             direct the disposition of:        902,600 shares
                      (iv)   shared power to dispose or to
                             direct disposition of:                      None
                 BOAS
                 ----
                 (a)  Amount Beneficially Owned:             1,077,500 shares
                 (b)  Percent of Class:                                  6.1%
                 (c)  Number of shares as to which such
                      person has:
                      (i)    sole power to vote or to
                             direct the vote:                            None
                      (ii)   shared power to vote or to
                             direct the vote:                1,077,500 shares
                      (iii)  sole power to dispose or to
                             direct the disposition of:                  None
                      (iv)   shared power to dispose or
                             to direct disposition of:       1,077,500 shares

                                                              PAGE 8 of 9 Pages
                                                                   -    -

 ITEM 4          OWNERSHIP (CONTINUED):
 ------          ---------------------
                 RUOCCO
                 ------
                 (a)  Amount Beneficially Owned:             1,077,500 shares
                 (b)  Percent of Class:                                  6.1%
                 (c)  Number of shares as to which such
                      person has:
                      (i)    sole power to vote or to
                             direct the vote:                            None
                      (ii)   shared power to vote or to
                             direct the vote:                1,077,500 shares
                      (iii)  sole power to dispose or to
                             direct the disposition of:                  None
                      (iv)   shared power to dispose or
                             to direct disposition of:       1,077,500 shares

                 WHITMAN
                 -------
                 (a)  Amount Beneficially Owned:             1,766,100 shares
                 (b)  Percent of Class:                                 10.1%
                 (c)  Number of shares as to which such
                      person has:
                      (i)    sole power to vote or to direct
                             the vote:                         688,600 shares
                      (ii)   shared power to vote or to
                             direct the vote:                1,077,500 shares
                      (iii)  sole power to dispose or to
                             direct the disposition of:        688,600 shares
                      (iv)   shared power to dispose or to
                             direct disposition of:          1,077,500 shares

 ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
 ------          --------------------------------------------

                 Not applicable.

 ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
 ------          --------------------------------------------------------
                 PERSON
                 ------

                 Various funds, partnerships and accounts directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. No such party beneficially owns more than 5% of the class.

 ITEM 7          IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
 ------          ---------------------------------------------------------
                 ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 -------------------------------------------------------------
                 COMPANY.
                 -------

               Messrs. Boas, Ruocco and Whitman are filing this Schedule as individuals each eligible to be treated as a "parent holding company" under Rule 13d-1(b)(ii)(G). See Exhibit 99.2 to this Schedule for a list of their respective subsidiaries.

                                                              PAGE 9 of 9 Pages
                                                                   -    -





 ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
 ------          ----------------------------------------------------------

                 Not applicable.

 ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

 ITEM 10        CERTIFICATION.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

              SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            Dated:  February 14, 1996

                            CARL MARKS MANAGEMENT COMPANY, L.P.



                               /s/ ANDREW M. BOAS
                            By----------------------------------------------
                              Title:   General Partner

                               /s/ ANDREW M. BOAS
                              ----------------------------------------------
                              ANDREW M. BOAS

                              /s/ ROBERT C. RUOCCO
                              ----------------------------------------------
                              ROBERT C. RUOCCO

                              /s/ MARTIN J. WHITMAN
                              ----------------------------------------------
                              MARTIN J. WHITMAN